EXHIBIT 99.1

HOOKER FURNITURE CORPORATION

Moderator:   Paul Huckfeldt
June 5, 2013
9:00 a.m. ET

Operator:  Greetings, ladies and gentlemen, and welcome to Hooker Furniture’s Quarterly Investor Conference Call reporting its operating results for the first quarter 2014 period. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Paul Huckfeldt, Vice President of Finance and Chief Financial Officer for Hooker Furniture Corporation.

Paul A. Huckfeldt, Chief Financial Officer & VP-Accounting and Finance

Thank you, Shane. Good morning and welcome to our quarterly conference call to review our sales and earnings for the fiscal 2014 first quarter, which ended on May 5, 2013. We appreciate your participation this morning.

Joining me today are Paul Toms, our Chairman and CEO; Alan Cole, President of Hooker Furniture; and Michael Delgatti, President of Hooker Upholstery, and Executive Vice President of Sales for Hooker Furniture Corporation.

During our call today, we may make forward-looking statements which are subject to risks and uncertainties. A discussion of factors that could cause our actual results to differ materially from management’s expectation is contained in our SEC filing and in the press release announcing our 2014 results.

Any forward-looking statement speaks only as of today and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after today’s call.

On Tuesday morning, we reported higher year-over-year sales of just over $56 million for the fiscal first quarter. Net sales for the quarter increased a little more than $4.5 million or nearly 9% from the same period a year ago.

Net income for the quarter more than doubled to $2.1 million or $0.20 per share from $1 million or $0.09 per share last year. The drivers of this improvement included decreased product discounting, higher average selling prices and much improved profitability performance in our Upholstery segment.

Now, I’ll ask Paul Toms to comment on our results.

Paul B. Toms, Chairman & Chief Executive Officer

Thank you Paul and good morning everyone. Last quarter, as we ended our most recent fiscal year, reported that every aspect of the company was trending in the right direction, with improved performances by both segments, healthy orders, good inventory availability, greater manufacturing efficiencies, and a strong product line-up. This quarter, we were able to build upon that positive direction. We are able to more than double net profits year-over-year and had a nearly 9% consolidated sales increase, with higher revenues across all operating units. This is the second consecutive quarter that we have reported a consolidated sales increase in the 9% range.

For the quarter, both upholstery units were profitable on sales increases of 14% for Sam Moore and 7.4% for Bradington-Young. After lagging behind our upholstery division and sales performance for the past two years, casegoods is beginning to grow again, with this quarter’s shipment increase of 8% on top of last quarter’s 9.4% increase in wood furniture shipments.

Thanks to the contributions of our domestic upholstery operations, higher sales, and decreased product discounting, we are able to achieve a robust profitability performance even while absorbing startup costs associated with two new business ventures. We’re launching as we leverage our assets to expand beyond or core baby-boomer customer and reach consumers on each end of the age spectrum.

Alan Cole, our President, will give us an update on progress with our new H Contract and Homeware product lines later in the call. As we reported in yesterday’s earning release, our startup costs associated with both new units were approximately $440,000 before tax, and $294,000 after-tax, or $0.03 per share in the first quarter. We project startup costs for these important initiatives will account for approximately $0.12 to $0.15 per share for the full fiscal year.

The momentum we’ve built in both casegoods and upholstery positions us well for the agenda of long-term growth initiatives we’re implementing this year. We experience a strong spring highpoint furniture market six weeks ago, with Bradington-Young having its best order writing market since 2006 and Sam Moore have its fourth best market since 2007.

Hooker Furniture Casegoods also had a solid market, what has been more noteworthy is the pace of orders immediately following markets, as we have seen much stronger demand for our wood furniture product line this May than a year ago.

At this time, I’d like to call on Mike Delgatti, our President of Hooker Furniture Upholstery to give us an overview of our upholstery performance this quarter. Mike?

Michael W. Delgatti, EVP-Sales & President-Hooker Furniture Upholstery

Thank you, Paul, and good morning. Our upholstery companies are also building on the accomplishments of last year and steadily advancing in our journey towards sustainable profitability. We were gratified to have achieved, as of April 2013, the ninth consecutive month of operating profitability of Bradington-Young’s domestic operations and to have enjoyed the best furniture market written business at Bradington-Young since 2006, as Paul mentioned.

Well, last quarter we had a small operating loss at Sam Moore, this quarter we can report profitability at the Sam Moore, along with a 14% sales increase. I’ll being with Bradington-Young as we look at our three upholstery units; Bradington-Young domestic leather upholstery, Seven Seas imported leather upholstery, and Sam Moore custom upholstery one at a time.

We’re gratified with a good increase in shipments and orders for Bradington-Young, which was driven by improving business conditions of retail and the continued success of comfort-at-home leather retail display program. We’ve approximately 135 dealers participating in that program at a growth pace of 25% last year, significantly outperforming the balance of our dealer base. Our concern for Bradington-Young is the rising cost of raw materials, particularly, leather and the potential this has to impact sales.

We plan to implement a price increase effective this month. The rising costs are even more of the challenge for Seven Seas Seating. Since it is positioned as a more affordable, moderately priced leather line in a much more price sensitive niche. To some extent, these price increases have eroded our value proposition of Seven Seas. In one respect that has helped our domestic leather business, because the more narrow the gap and price between the two lines, the more likely retailers are to buy domestic because of the special work capabilities.

Our orders were down 2.5% this quarter for Seven Seas and sales were up modestly. We attribute card of that order decreased to a lower appetite among retailers for a large container direct orders rather they are leaning more in our inventory investments.

At Sam Moore, we continue our brisk pace of growth with shipments up 14% and orders up nearly 20% for the quarter. The sustained growth at Sam Moore has really been consumer driven. We have experienced a high level of consumer acceptance that retail as we’ve fractioned the product line and expanded from a chair only resource to a full line upholstery resource offering sectionals, reclining chairs and sofas in addition to chairs. We have picked up additional floor space on current retail floors and expanding our distribution as we have opened up numerous new accounts in the last few years.

Our challenge at Sam Moore continues to be the ramp up of production capacity and improving manufacturing productivity. We are making some progress in improving service levels and fulfillment times to our customer, but it will be several months before we show significant improvement.

Last quarter, we mentioned the fact that we were in the process of training 22 new manufacturing employees. We are still hiring; in fact, we have just hired seven new upholsters. Under the direction of our new vice president of manufacturing for Hooker Upholstery, Michael White. We are making some changes in our manufacturing processes to increase productivity and reduce manufacturing cycle time and in turn improve service and fulfillment times to our customers.

Our order rate continues to outpace our manufacturing ramp up even though we have increased capacity. We do expect that our capacity and order rates will be better aligned in the coming months and that we will be well-positioned to service our demand this fall when we hit this historically strongest furniture selling season of the year. Our goal is to achieve a standard of four weeks to five weeks of fulfillment time for shipments.

Overall, across all three upholstery units, we believe we are well positioned for the fall selling season in terms of retail placements and are optimistic that this will be a better fall than we have experienced in some time due to the strength of the turnaround or retail driven by a consumer confidence.

At this time, I want to call on Alan Cole, our President, to give us an update and our two new business initiatives, H Contract and Homeware.

Alan D. Cole, President, Hooker Furniture Corp.

Thank you Michael, and good morning. As we commented last quarter, the rare opportunity to start new businesses from a blank slate with a benefit of the resources and expertise of an established company like Hooker has been energizing to our organization and is broadest together in a very exciting and positive way. As Paul mentioned earlier in the call, we announced in our last earnings conference call, we are addressing new customer groups on each end of the age and life stage spectrum with our new business ventures.

Our new Homeware product line which will launch on two e-commerce websites in late summer targets young millennials in the early stages of their careers. The Homeware line offers fresh, fun, fashionable furnishings that are partial, delivery shippable and easily assembled in the home with an innovative patented connector system requiring no tools.

On the other end of H spectrum, our new H Contract brand launched in April caters to retirees moving into senior-living facilities and retirement communities whose ranks are projected to triple in the next 20 years.

Our goal is to supply upholstered seating and case goods to upscale senior-living facilities throughout the country. Initially the H Contract blank consist of Sam Moore chairs and sofas that have been modified in scale and dimensions to be appropriate to the contract market along with occasional tables, chest and consoles primarily from Hooker’s Mélange collection. Since last quarter, we have completed our catalogue and photography at H Contract and have over 50 experienced veteran sales representatives in place that are new to us. We also exhibited in our first assisted-living show in Charlotte recently. The response to the line from both the sales reps and their customer base has been highly favorable. A common observation from the reps and the customer prospects alike has been that H Contract offers better and more affordable design with high levels of service and quality.

Back at Homeware, we have completed the first phase of product development and are virtually complete in this first phase of product photography. Our website and social media venues are set to go live in August. Our initial focus has been on partnering with the largest home furnishings e-tailers and we have successfully engaged the top two players and are planning a late summer e-commerce launch.

We’ve begun manufacturing our Homeware products in an adjacent facility on Sam Moore’s Bedford campus. As these new ventures take shape, we can really sense excitement, anticipation, and energy building throughout our organization.

So at this time, I would like to call on Paul Huckfeldt to give us more detail of the driving factors in our operating results this quarter.

Paul A. Huckfeldt, CFO, Executive Vice President of Finance & Accounting

Thanks, Alan. It sounds like both initiatives are progressing very well. Our quarterly results were driven by several factors. I’ll review them by income statement category.

Net sales increased in every business units, thanks to strong incoming orders in our domestic upholstery unit as well as higher average selling price in the both segments, which more than offset the impact of a 3% decrease in consolidated unit volumes.

4.7% decrease in casegoods unit volume compared to last year’s first quarter was somewhat mitigated by a 1% increase in the upholstery volume. The lower casegoods unit volume was primarily due to lower promotion discounting this year.

Consolidated average selling price increased 12% more than offsetting the impact of the lower unit sales. Casegoods average selling price increased due to lower discounting and stronger sales in some of our higher priced products. And in the upholstery segment, average selling prices were up about 9% due to price increases, as well as a shift towards higher priced products such as sofas and recliners at Sam Moore and higher grade leather product B-Y.

Gross profit margin for the quarter increased to 24.7% in net sales compared to about 21% a year ago. Casegoods margins improved primarily due to lower discounting and lower inflation impacting the cost of our imported inventory and a change in the accounting treatment of donated inventory, which we moved to administrative expense. In our domestic upholstery operations, gross margin improvement was driven by operating efficiency as well as selling price increases, which have helped to offset the inflationary pressure on several key raw materials.

In selling and administrative expenses we’re about $1.3 million higher than prior year, an increase as a percent of net sales from about 18% up to 19%. The increase in spending was principally due to start-up costs for our H Contract and Homeware division and higher charitable contributions expense which were due to a change in the reporting of furniture disposals as I’ve just mentioned coming out cost of goods sold and being reclassified down into administrative expenses.

Bad debt expense compared to last year was higher compared to last year when we reduced our debt low [ph] allowance for doubtful accounts because of favorable collections experience, but I would like to add that bad debt experience this year is still very low.

And we are recording higher bonus expense this year due to higher improved earnings performance. All these factors contributed to an operating margin increase both as a percentage of net sales and an absolute terms in the first quarter compared to the same quarter a year ago.

Taking a quick look at our balance sheet at quarter end. I mean cash was nearly $29 million up about $2.4 million from year end. Thanks to lower inventories, lower accounts receivable, partially offset by lower accounts payable balance.

Our inventories were close to the target levels and should be adequate to service incoming order in the coming months. Other than normal working capital fluctuations, we expect to invest between $1.2 million and $1.7 million in phase II of our ARP projects over the remainder of this year.

We continued to be debt free of about $13 million available under our revolving credit facility which remains in place till July 2013, however we are also currently in negotiations to expand that credit facility. I expect to have a new agreement in place before the agreement expires. And on Monday, our board declared a quarterly dividend of $0.10 per share which represents an annualized dividend yield of 2.3%.

Now I’ll turn it back over to Paul Toms for his outlook.

Paul B. Toms, Chairman & Chief Executive Officer

Thanks Paul. As we stated yesterday in our earnings release, it would be hard not to be optimistic with all the positive news surrounding housing and rising consumer confidence in recent weeks. We are bullish about our future, both with our core businesses and our new ventures, internally we are well positioned to capitalize on the improving economy as we ramp up our manufacturing facilities, maintain a good inventory position and enjoy our strongest product line in several years. Although we are entering what is traditionally the slowest season of the year for furniture sales, we believe we have considerable momentum.

This ends the formal part of our presentation. And at this time, I’ll turn the call back over to our operator Shannon for question. Thank you.

Operator:  Thank you. Ladies and gentlemen [Operator’s Instruction]. Our first question is from Matthew McCall of BB&T Capital Markets. You may begin.

<Q – Matt McCall – BB&T Capital Markets>: Thank you. Good morning everybody.

<A>: Good morning Matt.

<A>: Good morning.

<Q – Matt McCall – BB&T Capital Markets>: So Paul Toms, I think you referenced the phase of orders, you said there are strongly, can you compare the orders to some of the trends, I know you know talked about hard single-digit growth in the last couple of quarters, are the orders pacing at that same level?

<A – Paul Toms – Hooker Furniture Corp.>: I think for the first quarter, orders were slightly above shipments for the quarter Matt. And they’re ahead of last year, although if you take down just little bit upholstery orders are up more than casegoods orders are up versus prior year. But I – you have to kind of look at the first quarter and realize last year’s first quarter was not particularly good, but I think if we look at just orders on a per day basis and even look at them sequentially, I think what we saw in the third quarters and fourth quarters of last year is continuing on it, pretty close on a per day rate for casegoods and up for upholstery.

<Q – Matt McCall – BB&T Capital Markets>: Okay. So that was the reference through the first part of May that we are seeing that same kind of phasing, high single digits?

<A – Paul Toms – Hooker Furniture Corp.>: Actually it’s improved to somewhat in May. In the first quarter, it’s which is really surprising because typically the summer starts, the summer slowdown starts late April, early May and continues through July. We haven’t seen that normal turndown yet and their post-market business has been stronger than normal.

<Q – Matt McCall – BB&T Capital Markets>: Well, that kind of leads to the next question, I heard from a couple other folks that the late tax refund season had an impact on maybe, more than anything the seasonality that you recognized this year. Did you hear any retailers talk about that, I know your customer is going to be less dependent on a refund, but did you hear anybody talk about that? Do you think that that could have an impact on maybe some of the seasonality and maybe the acceleration that you’ve seen?

<A>: No, I haven’t heard anybody reference that. I’ve got Mike Delgatti and Alan on the call, too, and they’re as close to the customers as I am. But I don’t think that hasn’t been mentioned as a factor, I feel it’s more – consumer confidence is really high and I think if you look at our demographic, baby boomers typically affluent baby boomers my sense is they’re feeling better about their earnings potential, their wealth because of the gains in the stock market, real estates bounced back, so that’s added some value. And I just think psychologically, all of those things probably make it more likely to go out and spend for a big ticket, discretionary purchase.

<Q – Matt McCall – BB&T Capital Markets>: Okay. Okay and I think there was a mention about container direct business coming in a little bit or slowing a bit. Is that – when I hear a retailer passing up better margin for I guess less inventory risk, does it seem like increasing confidence, am I reading that wrong?

<A>: You know I think that’s probably more result of last year, we closed three warehouses in China and one in Vietnam. And really our container direct program was whittled down to be in the program that our largest vendor, which was over half of our container direct shipments.

<Q – Matt McCall – BB&T Capital Markets>: Right.

<A>: But with the transition of manufacturing out of China to Vietnam and Indonesia, the closing of some of the factories we were doing business within China. It’s just container direct out of those factory, was less and less important to us and the cost of operating warehouses was increasing as a percent of the sales that we are generating. So we closed those three or four facilities. I think where we are now is manufacturing for more promotional parts of our line, the good, better price points has pretty well migrated to Vietnam. We’ve got some factories there that we’re really happy with and I think you will see us look at container direct with some sort of strategy out of Vietnam in the next quarter or two. And that I think will boost our container direct business. That we are still doing okay out of the one large factory in China, but I think we’ve hurt ourselves a little bit with not having a warehouse strategy around a lot of the factories that are producing this good and better parts of our line.

<Q – Matt McCall – BB&T Capital Markets>: Okay, okay all right. And then, the final one I had there was some mention, I think about, let’s see, raw material price increases or cost increases, you’re going to put through price increase in B-Y. Can you just talk – and maybe this is for you Paul Huckfeldt, but the overall inflationary pressures that you saw and talk about some the other areas, one of them is there, I think wood prices has been a little volatile. And then other than B-Y any other pricing actions in the quarter or expected in the future?

<A>: I’m going to hand the upholstery discussion over to Mike; we think he’s closer to the details. I think on the import side, import prices are -- casegoods prices are generally pretty stable and freight cost are stable. We aren’t expecting to see some inflation out of China. Paul?

<A>: Yeah. Let me take Wood first and say Matt that I think we have very little inflation last year in wood lot less than we were expecting early in the year. This year I think we’ve had a little bit more than we had last year, but not so much that we wouldn’t be able to offset it with a modest price increase later in the year. Upholstery is little different situation. And I’ll let Mike Delgatti address that.

<A – Mike Delgatti – Hooker Furniture Corp.>: Matt as you said the two raw materials that have impacted the upholstery operations, the most in terms of cost increases have been leather and plywood. The other challenge we had relates to imports, Seven Seas, as cost continue to rise in China. We’re seeing it more in the costing of new product introductions, at this past April market, new products came in at a higher price point level than recent market. So while we are getting some in line price increases, we are also seeing more aggressive costing on the part of our Chinese partners through new introductions.

<Q – Matt McCall – BB&T Capital Markets>: And Mike, Paul, you seem confident to be able to cover the inflation in wood. Are you equally as confident on passing through the cost in upholstery side?

<A – Mike Delgatti – Hooker Furniture Corp.>: For the most part where we will pass along the costs, however the concern is always that as prices go up it has a potential to impact demand.

<Q – Matt McCall – BB&T Capital Markets>: Okay. And then Paul Huckfeldt, did you quantify, was there a price cost hit or benefit in this most recent quarter?

<A – Paul Huckfeldt – Hooker Furniture Corp.>: It was a benefit.

<Q – Matt McCall – BB&T Capital Markets>: Okay. And is that trend expected to continue given all of the things we just talked about or we’re going to go neutral or is there going to be a hit?

<A – Paul Huckfeldt – Hooker Furniture Corp.>: On the upholstery side, Matt, we have done a pretty good job of passing along those increases, may have been more than covered. I’ll leave it at that.

<A>: I think what Paul said, I think in casegoods we will be able to able to test. I think it will be mutual. We will be able test...

<Q – Matt McCall – BB&T Capital Markets>: Okay.

<A>: ...our cost increases, price increases because they are managing.

<Q – Matt McCall – BB&T Capital Markets>: Okay. Got it. All right, thank you all.

<A>: Thanks.

<A – Paul Huckfeldt – Hooker Furniture Corp.>: Thank you.

Operator:  Thank you. [Operator Instructions] Our next question is from Todd Schwartzman of Sidoti. You may begin.

<Q – Todd A. Schwartzman>: Good morning gentlemen. Paul, could you talk about the capacity utilization at the domestic upholstery plants by brand for the quarter?

<A – Paul Huckfeldt – Hooker Furniture Corp.>: For the first quarter we were operating at full capacity of both Bradington-Young as well as Sam Moore. Sam Moore worked overtime throughout the quarter while Bradington-Young pretty much worked 40 hour work weeks.

<Q – Todd A. Schwartzman>: Okay.

<A>: It served [ph] the opportunity Mike to increase production through addicting additional labors at either facility?

<A>: Yes we are in the process of expanding our capacity and have expanded our capacity during the first quarter at Sam Moore. We have hired several people. Many of which are being trained today. So over the coming months our capacity will continue to grow at Sam Moore and at B-Y as well even though our capacity is aligned with our current order rates, we do believe with the uptick in the fall business that the time is now to start expanding our capacity to position ourselves to service our customers well during fall selling season.

<Q – Todd Schwartzman>: And how far along are you in the hiring process? What percentage completion would you sight as of now?

<A>: I would say on the Sam Moore side we’re about 90% there. Recently brought on an additional seven upholsters planning on hiring seven more, but we’re pretty far along in the process and going through learning curve, extensive training at this point. And at B-Y we’re real close. We’re maybe only adding two or three more people as we approach the fall selling season. Hiring one upholstery in an aberration like Bradington-Young makes a significant difference in terms of throughput.

<Q – Todd Schwartzman>: Got it. Regarding H Contract and Homeware, you talked a quite a bit in the release about the cost there continuing this year. Does that continue into next year as well, Q1 or is it pretty much contained to 2014?

<A>: Alan you want to take a stab at that or...

<A>: Yes. Todd, I think there would be in the early part of next year, some continued investment. But as revenues build, we expect in the late going of next year to be able to cover the expenses on a normal operating basis. So, I would expect that the expenses as far as some impact would continue till that mid-next year.

<Q – Todd A. Schwartzman>: Great. What can you tell us about the other non-startup related expense that led to the year-over-year increase in SG&A in the first quarter, the bonus expense, furniture disposals, bad debt, just kind of maybe rolling all that up or if you want to treat them one by one. However you see fit and what could be the net effect of those other items in the second quarter, relative to the first?

<A>: Probably about the same, probably the – the shareable contributions re-class, which you know is just a flip between margins and SG&A is about – was about 300,000. And I’d guess about 200,000 excess bonus expenses next quarter like this quarter.

<Q – Todd A. Schwartzman>: And Paul can you remind us where you are now with the software installation?

<A>: We are stabilizing phase one. I guess you never really finish a process like that. You get to a point where everybody’s pretty comfortable, and I think that’s where we are now. And now we’re putting the finishing touches on phase one which will continue for a while. We’re in the relatively early stages of development of phase two, which is our domestic manufacturing operation and that will go live until next year. So we’ll be working steadily on that and developing phase two processes while improving phase one and they trying to roll those two together for next year.

<Q – Todd A. Schwartzman>: And the ramp up in head count does not change or you will be adequately covered if you will based on your initial plans for the install.

<A>: Yes. Of course we can tell. Adding additional upholstery capacity shouldn’t affect the systems. System is scalable.

<A>: If I may add, in addition to hiring people up, what we’re doing beginning at Sam Moore is to implement a Lean manufacturing. We hired an industry veteran Michael White who has a lot of experience in that area. So our capacity will grow yes, through hiring, but also through improving our processes and manufacturing efficiencies and the implementation of Lean.

<Q – Todd A. Schwartzman>: Switching gears a minute, on the Homeware line it’s my understanding that the line will not be co-branded Hooker or have the Hooker name on it in any way, is that accurate.

<A>: Alan?

<A – Alan Cole – Hooker Furniture Corp.>: Yes, Todd that’s correct. It will be branded completely separately. It uses a complete different distribution model. So we felt that we were better off separating it from our core Hooker business.

<Q – Todd A. Schwartzman>: How many SKUs for Homeware, both long term and initially are you planning now?

<A>: The initial product launch will be in the range of 50 SKUs to 60 SKUs, which may in furniture terms may sound pretty narrow. It’s an upholstered chair, an accent chair introduction to start with. And then, we have plan for the next year to phase in new product lines, which will include occasional and accent furniture, casual dining and then major upholstery. So the SKUs will start out at about 60 SKUs. And I would imagine in the end, although we haven’t designed a complete product line for all of next year, but we’re well into it I would imagine we would be in the 250 SKU to 300 SKU range.

<Q – Todd A. Schwartzman>: By what point?

<A>: That would be by the end of next year, by the end of next fiscal year.

<Q – Todd A. Schwartzman>: Okay. Got it. Thanks. Last question, just going coming back to the first quarter and also looking at the early returns on Q2 to-date. Have your customers particularly in the eastern and mid-western parts of the country told you anything about traffic, store traffic reduction due to weather?

<A – Paul Toms – Hooker Furniture Corp.>: This is Paul Toms and Todd I haven’t heard that from anybody. But again, I can, especially is a little closer to the customers and out there more than you are. I haven’t either. One thing for sure retail continues to improve albeit slowly. There are clear improvements. So most retailers are very optimistic about the fall selling season and that’s certainly encouraging.

<Q – Todd A. Schwartzman>: Sounds good. Thank you very much.

<A>: Thanks.

<A>: Thank you.

Operator:  Thank you. I’m showing no further questions at this time. I would like to turn the conference back over to Paul Toms for closing remarks

Paul B. Toms, Chairman & Chief Executive Officer

Thank you, Shannon. I actually think I pretty well gave our take on things, we gave the outlook. So, we’re pleased to deliver the results we did this quarter. We are optimistic about the coming quarter and the balance of the year. And we believe we can continue to improve our performance. So, thank you for participating in today’s call. Good bye.

Operator:  Ladies and gentlemen, this concludes today’s conference. Thank you for your participation. Have a wonderful day.